Exhibit 16.1

MOORE & ASSOCIATES, CHARTERED

ACCOUNTANTS AND ADVISORS

------------------------

August 13, 2009

U. S. Securities and Exchange Commission

450 Fifth Street NW

Washington DC  20549

Re:   Endeavor Power Corp.

Dear Sirs:

We were previously the principal auditors for Endeavor Power Corp. (the “Company”) and we reported on the financial statements of the Company for the period from inception, July 6, 2005, to March 31, 2009.  We have read the Company's statements under Item 4 of its Form 8-K, dated August 13, 2009, and we agree with such statements.

For the most recent fiscal period through to the date hereof, there have been no disagreements between the Company and Moore & Associates, Chtd. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Moore & Associates, Chtd. would have caused it to make a reference to the subject matter of the disagreement in connection with its reports.

Yours truly,

/s/ Moore & Associates, Chartered

Moore & Associates, Chartered

Las Vegas, Nevada

6490 West Desert Inn Road, Las Vegas, NV 89146

(702) 253-7499 Fax (702) 253-7501